Filed Pursuant to Rule 433

Registration Statement No. 333-224699

May 5, 2020

THE CLOROX COMPANY

$500,000,000 1.800% SENIOR NOTES DUE 2030

Pricing Term Sheet

Issuer:	The Clorox Company

Principal Amount:	$500,000,000

Security Type:	Senior Notes

Legal Format:	SEC Registered

Trade Date:	May 5, 2020

Settlement Date:	May 8, 2020 (T+3)

Maturity Date:	May 15, 2030

Public Offering Price:	99.109% of the principal amount

Coupon:	1.800%

Yield to Maturity:	1.898%

Benchmark Treasury:	1.500% due February 15, 2030

Benchmark Treasury Price / Yield:	108-02 / 0.648%

Spread to Benchmark Treasury:	+125 basis points

Interest Payment Dates:	May 15 and November 15, commencing November 15, 2020

Make-Whole Call:	T+20 basis points prior to February 15, 2030 (the date that is 3 months prior to the maturity date of the notes).

Par Call:	On or after February 15, 2030 (the date that is three months prior to the maturity date of the notes), we may redeem all or any portion of the notes at our option at any time at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.

CUSIP / ISIN:	189054 AX7 / US189054AX72

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC

Senior Co-Managers:	MUFG Securities Americas Inc.
RBC Capital Markets, LLC
U.S. Bancorp Investments, Inc.

Co-Managers:	Scotia Capital (USA) Inc.
Loop Capital Markets LLC
BNP Paribas Securities Corp.

Ratings (Moody’s / S&P):	Baa1 (stable outlook) / A- (stable outlook)

The securities ratings are made by the rating agencies and not the issuer or underwriters and a securities rating is not a recommendation by the rating agency, the issuer or the underwriters to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus supplement and prospectus from Citigroup Global Markets Inc. by calling (800) 831-9146, Goldman Sachs & Co. LLC by calling (866) 471-2526, J.P. Morgan Securities LLC by calling (212) 834-4533, Morgan Stanley & Co. LLC by calling (866) 718-1649 or Wells Fargo Securities, LLC by calling (800) 645-3751.